UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2017

Superior Uniform Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10055 Seminole Blvd., Seminole, Florida (Address of principal executive offices)	33772 (Zip Code)

Registrant's telephone number including area code: (727) 397-9611

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry Into a Material Definitive Agreement.

Superior Uniform Group, Inc., a Florida corporation (the “Company”), and certain of the Company’s subsidiaries entered into a Credit Agreement, dated February 28, 2017 (the “Credit Agreement”), with Branch Banking & Trust Company, a North Carolina banking corporation (the “Lender”), pursuant to which the Lender is providing the Company a revolving credit facility in the maximum principal amount of $35.0 million and a term loan in the principal amount of $42.0 million (collectively, the “Credit Facilities”). The revolving credit facility has a term of five years and the term loan matures in February 2024. The Credit Facilities have a variable interest rate of LIBOR plus 0.75%.

The Credit Agreement contains customary events of default and negative covenants, including but not limited to those governing indebtedness, liens, fundamental changes, investments, restricted payments, and sales of assets. The Credit Agreement also requires the Company to comply with a fixed charge coverage ratio of at least 1.25 to one and a funded debt to EBITDA ratio not to exceed 4.0 to one. The Credit Facilities are secured by substantially all of the operating assets of the Company as collateral, and the Company’s obligations under the Credit Facilities are guaranteed by all of its domestic subsidiaries. The Company’s obligations under the Credit Facilities are subject to acceleration upon the occurrence of an event of default as defined in the Credit Agreement.

The Credit Agreement replaces the Third Amended and Restated Credit Agreement, dated March 8, 2016, among Fifth Third Bank, N.A., as lender, the Company, as borrower, and other loan parties from time to time party thereto (the “Prior Agreement”).

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 1.02.     Termination of a Material Definitive Agreement.

On February 28, 2017, in connection with entering into the Credit Agreement as disclosed in Item 1.01 of this Current Report on Form 8-K, the Company terminated the Prior Agreement, which consisted of a $20.0 million revolving credit facility and a $45.0 million term loan facility. The term loan facility under the Prior Agreement was scheduled to mature on March 8, 2021 and the revolving credit facility under the Prior Agreement was scheduled to mature on March 8, 2021, both of which were repaid in full on February 28, 2017 with proceeds of the Credit Facilities. The other material terms and conditions of the Prior Agreement were substantially similar to the material terms and conditions of the Credit Agreement. The Company did not incur any termination penalties in connection with the early termination of the Prior Agreement.

The lender under the Prior Agreement (the “Prior Lender”) has provided commercial lending and advisory services for the Company, its subsidiaries and their respective affiliates, from time to time, for which it has received customary fees and expenses. The Prior Lender may, from time to time, engage in transactions with, and perform services for, the Company, its subsidiaries and their respective affiliates in the ordinary course of their business.

Item 2.03.     Creation of a Direct Financial Obligation.

As described in Item 1.01 above, on February 28, 2017, the Company entered into the Credit Agreement with the Lender.

The material terms of the Credit Agreement are as reported in Item 1.01 above and are incorporated herein by reference to Item 1.01 and to the Credit Agreement attached hereto as Exhibit 10.1.

Item 9.01.     Financial Statements and Exhibits.

(d)               Exhibits:

10.1            Credit Agreement, dated February 28, 2017, among Branch Banking &Trust Company, as lender, and Superior Uniform Group, Inc., as borrower, and each other loan party from time to time party thereto, and the exhibits thereto.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR UNIFORM GROUP, INC.

Date: March 1, 2017	By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Chief Operating Officer, Chief Financial Officer and Treasurer